UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 19, 2012

AMERICAN LITHIUM MINERALS INC.
(Exact name of registrant as specified in its charter)

Nevada	333-132648	71-1049972
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2850 W. Horizon Ridge Parkway, Suite 200, Henderson, Nevada	89052
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 416.214.0049

130 King St. West, Suite 3650 Toronto, Ontario, Canada
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

Restated Investment Agreement with BG Capital Inc.

On March 19, 2011 our Company entered into a restated investment agreement dated March 16, 2012 (the “Restated Agreement”) with BG Capital Inc. The Restated Agreement amends the terms of a prior investment agreement with BG Capital Inc. dated August 19, 2011 and disclosed in our current report on Form 8-K filed on August 26, 2011. Pursuant to the Restated Agreement BG Capital or any designee of BG Capital may invest up to $2,000,000 in the aggregate at its discretion before March 16, 2014. BG Capital is obligated to finance a minimum guarantee of $725,000 payable in two installments of $500,000 (which has been paid) and $225,000 due by November 21, 2011 and March 23, 2012, respectively.

We will issue a debenture in respect of each installment of financing received that will bear interest at 11% per annum for a period of two years from the time of issuance. BG Capital may elect to convert each Debenture at any time and may, upon maturity of any debenture, or upon sale of the Borate Hills Property, elect to receive repayment or to convert. The conversion price for each debenture will be $0.05 per share of our common stock.

BG Capital will be entitled to receive work fee equal to 10% of any installment paid in the financing. Our Director, Craig Thomas, was previously appointed to our board of directors as the designee of BG Capital Inc. in accordance with the terms of the original and restated investment agreements. There are no other relationships between our directors or officers and BG Capital Inc.

Item 9.01	Financial Statements and Exhibits.

10.1	Restated Investment Agreement with BG Capital Inc. dated March 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LITHIUM MINERALS INC.

/s/ Hugh Aird
Hugh Aird
Chairman, CEO and CFO

Date: March 22, 2012